INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is made effective as of [*], 20   by and between Neuralstem, Inc.  (the “Company”), and [*] (“Director”).

WHEREAS, the Company seeks to attract and retain as directors, capable and qualified persons to serve on the Company’s board of directors (the “Board”); and

WHEREAS, the Company has requested and received from Director certain information regarding Director’s qualifications and fitness to serve on the Board and has considered and relied upon the accuracy of such information in offering Director the opportunity to serve on the Board; and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1.               Service to the Board and Duties.

(a)             Duties.  During the Directorship Term (as defined herein), the Director shall serve as a member of the Board, and the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities and have the authority commensurate to such position.

(b)             Service to the Board.  During the Directorship Term, the Director may continue to serve in other non-Company related positions, and assume duties and responsibilities consistent with, the position of an independent non-executive director, provided, however, that under no circumstances may the Director engage in or undertake any other positions, duties, responsibilities or assignments that materially interfere with his duties to the Company. The Director agrees to devote the necessary working time, skill, energy and best business efforts and exercise his independent business judgment during the term of his service on the Board of the Company. The Director fully understands the (i) duty of loyalty, (ii) duty of confidentiality, (iii) duty to abide by all relevant securities laws of the United States and any other jurisdictions in personal and corporate conduct, (iv) duties of due care and good faith in the performance of his service as a Director and (v) role of a Director in protecting stockholders’ rights.  Notwithstanding anything to the contrary contained herein, the Director may hold officer and non-executive director positions (or the equivalent position) in or at other entities that are not affiliated with the Company.

(c)             Service on Committees. Director will serve on the following committees and in the capacities stated:

	Member	Chairperson
Audit Committee	—	—
Compensation/Nominating Committee	—	—
Corporate Governance Committee	—	—

To the extent Director serves as Audit Committee Chairperson, Director agrees that Director is also serving as the financial expert for purposes of filings before the Securities and Exchange Commission.

2.               Term. The term of this Agreement (“Directorship Term”) shall commence as of the date of Director’s appointment by the Board of Directors of the Company and shall continue until the earliest of the following; (1) the death of the Director, (2) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director, (3) the removal of the Director from the Board by the majority stockholders of the Company, or (4) the resignation by the Director from the Board.

3.                Compensation and Expenses.

 See attached Schedule A.

4.                Insurance.  The Company shall, at its discretion, obtain and maintain a policy or policies of director and officer liability insurance (“D&O Insurance”) during the whole period when the Director is on the Board, in an amount not less than $[*], of which the Director will be named as an insured, providing the Director with coverage subject to the provisions of an indemnification agreement (“Indemnification Agreement”) entered into by the Company and Director.

5.               Director’s Representation and Acknowledgment.  The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6.               Requirements of Director.  During the term of the Director’s services to the Company hereunder, Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from time to time, and shall not: (1) be an employee of the Company or any Parent or Subsidiary; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his capacity as a director and/or a member of a committee of the Board committees; (5) be engaged in a business relationship with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

7.               Reporting Obligations.  While this Agreement is in effect, the Director shall immediately report to the Company in the event: (1) the Director knows or has reason to know or should have known that any of the requirements specified in Section 6 hereof is not satisfied or is not going to be satisfied; and (2) the Director simultaneously serves on an audit committee of any other public company.

8.               Director Covenants.

(a)             Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director additionally agrees to not disclose any information regarding the Board of the Company whether it be subjects of Board meetings, Board discussions and correspondence, Board opinions, or any other information disseminated by any of the Board of Director in their capacity as directors of the Company.  The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other products or documents, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)             Remedies.  The Director agrees that in the event of a breach or any threat of breach of this Section 8, the Company shall be entitled to an immediate injunction relief to prevent or stop such breach.

(c)             Survival of Covenants.  The provisions of this Section 5 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

9.               Termination. With or without cause, the Company and Director may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing Director with immediate effect at any time for any reason.

10.             Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

11.             Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

12.             Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

13.             Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

14.             Notice. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

15.             Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

16.             Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

17.             Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

“NEURALSTEM, INC.”

By:
Name:
Title:

DIRECTOR

Name:
Address: